SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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                          Date of Report: July 30, 1997
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                      VIKING RESOURCES INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)


               Delaware                  0-17269                59-3314928
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   (State or other jurisdiction of     (Commission           (I.R.S. Employer
   incorporation or organization)      File Number)         Identification No.)


                5000 S. Himes Avenue, Suite 332, Tampa, FL 33611
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               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (813) 882-4020)
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                                      None
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      Former name, former address and former fiscal year, if changed since last report.

      Total number of sequentially numbered pages in this filing, including exhibits thereto: 2

Item 1.
                  Viking Signs Agreement to Acquire EPi Systems International,
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Inc. and Issues Stock
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                  On Wednesday, July 30, 1997, Viking announced that it has
signed a purchase agreement to acquire EPi Systems International, Inc. (EPi) of Huntington, New York, effective August 1, 1997. Viking is purchasing EPi Systems International, Inc., an environmental and recycling company with contracts signed in Europe to recycle municipal solid waste (MSW) through a $ 90 million facility to be built on the border of Germany and Poland. The facility plans to produce "fuel pellets" for sale to the utility companies as alternative power plant fuel. EPi also is completing negotiations to acquire a major hazardous waste facility in the US. Terms of the EPi agreement will be finalized in the next few months and will be a stock purchase utilizing Viking restricted common stock and preferred stock. EPi, for which an initial issue of 3.0 million shares of stock has been made, will be a wholly-owned subsidiary of Viking Resources International.

                  Additional restricted common stock (250,000 shares) has been authorized and issued to the shareholders of Juleon, Inc., as part of the acquisition of Juleon by Viking and an additional 1,000,000 shares of restricted stock have been issued to Dan O. Erickson, President of Viking, as compensation for unpaid salary and other amounts due him from Viking. The effect of these issues of restricted common stock brings the total Viking shares outstanding to 11,339,051.




Item 2.           Effect On Viking and its Shareholders:
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                  The acquisition of EPi Systems International, Inc. is a major step in bringing operational and financial strength to Viking and will have a substantially positive effect upon its operations and its shareholders. The issuance of the additional shares of restricted stock have the effect of diluting the current shareholders but will bring substantial assets and future revenue to Viking which will effect shareholder values in a very positive way.






By:  ____________________________________________
         Dan O. Erickson, President/CFO/Secretary



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